UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2012

MAP PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33719	20-0507047
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2400 Bayshore Parkway, Suite 200, Mountain View, CA	94043
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 386-3100

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On March 28, 2012, the Audit Committee of the Board of Directors of MAP Pharmaceuticals, Inc. (the “Company”) determined, following a review by the Securities and Exchange Commission (“SEC”) of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011 (the “Staff Review”), that the Company will restate its unaudited financial results for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011. The audited financial statements for the year ended December 31, 2010 are unaffected. The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011 and all related earnings releases and similar communications relating to those unaudited financial periods should no longer be relied upon.

The restatement relates to correcting the accounting treatment for the nonrefundable $60.0 million upfront cash payment received by the Company in February 2011 (the “Upfront Payment”) for a license (the “License”) granted by the Company pursuant to a Collaboration Agreement with Allergan, Inc. and Allergan USA, Inc. (“Collaboration Agreement” and “Allergan,” respectively). The restatement relates to the timing of revenue recognition for the Upfront Payment and not the total amount of revenue ultimately to be recorded by the Company, and will have no impact on the Company’s previously reported cash position, total assets or operating expenses. For the three quarters ended March 31, 2011, June 30, 2011 and September 30, 2011, unaudited reported revenue will be adjusted as follows:

	Quarterly Collaboration Revenue (unaudited)
(in thousands)	Previously reported	Adjustments	As restated
Quarter ended March 31, 2011	$34,162	$(33,604)	$558
Quarter ended June 30, 2011	$3,513	$(2,676)	$837
Quarter ended September 30, 2011	$23,861	$(3,024)	$20,837

In accordance with Accounting Standards Update 2009-13, Revenue Arrangements with Multiple Deliverables which was adopted by the Company effective January 1, 2011, and under the criteria set forth in Accounting Standards Codification (“ASC”) 605-25, the Company, based on an analysis of the facts, including consultation with its independent registered public accountants, originally determined that the License and other deliverables provided to Allergan under the Collaboration Agreement had standalone value for accounting purposes. As a result, the Company recognized as collaboration revenue $34.2 million of the nonrefundable $60.0 million upfront payment received from Allergan which primarily represented the allocated fair value of the License in the quarter ended March 31, 2011. The remaining $25.8 million was recorded as deferred revenue and would be amortized as collaboration revenue over the estimated obligation periods for the remaining deliverables. For the quarters ended June 30, 2011 and September 30, 2011, the Company recognized $3.5 million and $3.8 million, respectively, relating to the Upfront Payment.

Based on (i) the Staff Review and (ii) subsequent communications between the staff of the SEC, the Company and its independent registered public accountants relating to the Staff Review, the Company has determined the License does not have standalone value because Allergan is unable to use the License for its intended purpose without the performance of other deliverables by the Company over the term of the Collaboration Agreement. The Company believes that, since the License does not have standalone value, revenue received for the License must be recognized with these remaining deliverables. Accordingly, the Company will treat the deliverables as a single unit of accounting to be deferred and amortized on a straight-line basis over the term of the Collaboration Agreement.

For the nine months ended September 30, 2011, the Company expects that the effect of the restatement on the Company’s unaudited condensed consolidated financial statements will be as follows:

	Nine Months Ended September 30, 2011 (unaudited)
(in thousands)	Previously reported	Adjustments	As restated
Collaboration revenue	$61,536	$(39,304)	$22,232
Research and development	25,552	—	25,552
Sales, general and administrative	15,529	—	15,529
Total operating expenses	41,081	—	41,081
Net income (loss)	$20,185	$(39,304)	$(19,119)

Net income (loss) per share attributed to common stockholders:
Basic	$0.67	$(1.30)	$(0.63)
Diluted	$0.64	$(1.27)	$(0.63)

The Company expects that, as an effect of the restatement, previously recorded items in the Company’s unaudited quarterly consolidated balance sheet as of September 30, 2011, will be as follows:

	As of September 30, 2011 (unaudited)
(in thousands)	Previously reported	Adjustments	As restated
Cash and cash equivalents	$111,844	$—	$111,844
Total assets	118,881	—	118,881
Current portion of deferred revenue	11,748	(8,399)	3,349
Total current liabilities	22,053	(8,399)	13,654
Deferred revenue, less current portion	6,715	47,703	54,418
Total liabilities	28,768	39,304	68,072
Accumulated deficit	(219,379)	(39,304)	(258,683)
Total liabilities and stockholders’ equity	$118,881	$—	$118,881

The Company’s management assessed the effectiveness of its internal control over financial reporting and disclosure controls and procedures. Based on its assessment, management determined there was a material weakness in its internal control over the evaluation of, and accounting for, complex multiple element revenue arrangements. The Company’s Audit Committee has discussed the matters pertaining to the restatement as disclosed in this Current Report on Form 8-K with the Company’s independent registered public accountants.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 29, 2012

MAP PHARMACEUTICALS, INC.

By:	/s/ Charlene A. Friedman
Name:	Charlene A. Friedman
Title:	Senior Vice President, General Counsel and Secretary